UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2019

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around December 6, 2019.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties;
•	failing to maintain and protect our brand, independence, and reputation;
•	failing to differentiate our products and continuously create innovative, proprietary research tools;
•	liability related to the storage of personal information related to individuals as well as portfolio and account-level information;
•	inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments;
•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;
•	trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation;
•	an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud;
•	compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;
•	volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	the failure of acquisitions and other investments to produce the results we anticipate;
•	the failure to recruit, develop, and retain qualified employees;
•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;
•	liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and
•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: November 8, 2019

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through November 1, 2019. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

DBRS Morningstar

1.	Should we think of transaction-based revenues now representing 17-20% of future revenue mix up from the previous low-single digits due to the DBRS acquisition?

The primary driver of growth in transaction-based revenues in the third quarter of 2019 was the DBRS acquisition. Transaction-based revenue represented 17.4% of overall Morningstar revenue for the quarter ended September 30, 2019. This is consistent with the proforma estimates published at the time of acquisition. Transaction-based revenue could vary over time based on DBRS Morningstar growth rates relative to the rest of our business. We do not have an explicit goal or limit for the percentage of revenue in any category and focus on making the right capital allocation decisions to support our strategic growth initiatives and value creation.

2.	What is the opportunity for the credit ratings business in residential mortgage backed securities, particularly if there is an effort to further privatize Fannie Mae and Freddie Mae? Please highlight focus areas for investment in ratings staff by asset type and geography.

We believe DBRS Morningstar is well positioned to meet the new demands that would be presented when the U.S. private label market in RMBS opens up more broadly. The combination of two strong ratings teams in this area, as a result of the continuing successful integration of both companies, and the associated combined market share in key asset classes, has DBRS Morningstar well placed to successfully respond to new increased ratings activity in this sector.

We will continue to consider strategic investments in ratings staff across all geographies as new opportunities arise. Our initial focus will be on ongoing investments in our European operations as we look to expand and grow market coverage throughout Europe. Given the mature state of the Canadian operations, we are focusing on top-notch service for issuers and investors and looking to make more targeted investments as new opportunities arise in the markets.  We feel the newly combined U.S. ratings team is well staffed and positioned for growth across all asset classes. Other investment considerations are focusing on the corporate sector as well as the development of technology-enabled solutions supporting both issuers and investors in their workflows when arranging or investing in structured finance transactions.

3.	Regarding DBRS, we understand your strategy and how you plan to differentiate ratings of asset-backed securities, but how do you view the opportunity in and plan to approach the market for corporate ratings?

DBRS Morningstar holds a leading market position in Canada with a strong presence in corporate ratings. This existing platform provides the experience and framework to certain areas in the U.S. corporate market. In middle market loans and project finance in particular, we see opportunities well aligned with our existing capabilities and established market acceptance for our opinions and analytics. Over time, we seek to broaden the number of submarkets where we successfully develop our footprint in the U.S.

In Europe, DBRS Morningstar continues to invest and build its emerging footprint in the corporate markets. Leveraging our strong Canadian track record and existing global relationships, we continue to expand our presence in select segments of corporate issuance. The legacy ratings agencies are not as firmly entrenched in all parts of the European corporate markets, which provides us with more opportunity to grow the business by differentiating through quality analysis and opinions and our in-depth research. Furthermore, DBRS Morningstar has a great opportunity to leverage Morningstar’s economic moat framework as a solid foundation for its credit ratings analysis and research.

4.	In Q3’19, DBRS adjusted EBIT margins (excluding the impact of acquisition-related amortization and integration expenses) were 16% ($6.7M adj. EBIT/$41M Revenue). This is below the level described at acquisition announcement that margins were “consistent with Morningstar’s overall business”, which has low-20% adjusted margins. Was Q3’19 a unique quarter with lower margins, or should we expect DBRS to operate at lower margins going forward due to incremental growth & opex investments you are making?

In the third quarter 2019 earnings release, we presented the combined results of DBRS Morningstar, while our original announcement referred to DBRS as a standalone entity. As such, the adjusted operating margin we reported in the latest release includes the contribution of the combined entities, which had different margin profiles. When compared to DBRS’s greater geographic diversity and more mature operations in Canada, Morningstar Credit Ratings was subscale in the U.S. and, therefore, carried a lower margin profile. The combined adjusted operating margin reported in the third-quarter 2019 release also included the impact of purchase accounting adjustments to DBRS’s deferred revenue.

With respect to specific factors in the quarter, we shared above how the integration of coverage, models, and methodology impacted near-term revenue growth in our U.S. operations. Due to the inherent operating leverage in this transactional business model, this pause in rating issues in certain asset classes impacted revenue growth and, consequently, our bottom line in the quarter.

5.	How should we think about the organic growth rate and operating margin profile in the combined DBRS Morningstar credit ratings segment going forward? When could we expect the DBRS Morningstar credit rating segment to settle in at a 15% growth rate with 18%+ OM profile?

We don’t provide guidance for revenue or operating margin by product, but it’s useful to think about DBRS Morningstar’s revenue growth and operating margin profile by understanding the market opportunity within each of its geographic segments. For example, we view DBRS Morningstar’s Canadian operations as the most mature with a leading market position; thus, it exhibits lower revenue growth and a higher and historically stable margin profile. DBRS Morningstar’s business in the U.S. and Europe has experienced higher growth through expansion of rated asset classes and share gains. We believe there is ample opportunity for continued revenue growth through issuance volume in structured finance and corporate ratings as well as margin expansion over time in these markets as operations scale.

6.	As now the fourth largest credit ratings agency, we understand that the DBRS acquisition helps Morningstar achieve scale in the credit ratings business. Now you’ve stated that integration is halfway complete in the U.S. where you had the most overlap – Is there any color you can provide as to what cost synergies and/or revenue synergies exist between the two organizations? Can you quantify either, or provide any detail as to where pockets of opportunity exist within the combined organization to either drive down costs, achieve efficiencies, or boost revenue opportunity? How can investors hold management accountable for successful implementation of an integration plan?

We didn’t pursue DBRS with the goal of achieving significant synergies given the lack of overlap between DBRS and Morningstar Credit Ratings; rather, we were excited about boosting our scale and strengthening our ability to gain share in the growing, global credit ratings market. In the U.S., where we have the most overlap between the two organizations, we’re working on aligning our models and methodology and integrating our operations. We have issued press releases on our integration progress to date on the DBRS Morningstar website and we are currently disclosing the revenue and operating income contributions of DBRS Morningstar in our public filings. We will also continue to update investors on integration progress and key milestones. We believe that the ideal way to hold management accountable is first, through the continued efficacy and quality of our ratings, and second, through the long-term growth of this business, which we believe has the potential to create significant value for all our stakeholders.

7.	From the results commentary, am I correct in saying Morningstar had revenue dis-synergies from the DBRS acquisition?

A modest amount of permanent revenue loss did occur in relation to certain sub-asset classes of the U.S. structured finance markets in the third quarter of 2019 where both entities historically have competed for rating same transactions. In addition, as discussed below, we have limited our participation in some sub-asset classes until final model or methodology decisions are made. This was consistent with our expectations at the time we consummated the deal. However, longer term, we do not believe that we will experience significant dis-synergies from the acquisition. In our view, the term “revenue dis-synergy” relates to the permanent loss of value resulting from the combination of two entities.

As such, while temporary factors weighed on DBRS Morningstar’s U.S. revenue in the third quarter of 2019, primarily related to the necessary alignment of models and methodologies in certain asset classes where Morningstar Credit Ratings and DBRS overlapped, we do not expect these issues to extend beyond the integration of research methodologies in the U.S. For example, we have already confirmed our approach in many U.S. CMBS, ABS, RMBS, and structured credit sub-asset classes, while we’ve also reaffirmed our models and methodologies for corporates and financial institution sectors. In other sub-asset classes, we are limiting our participation until we’ve announced final model or methodology decisions. We expect this phase to be largely complete by year end and you can track our progress on the DBRS Morningstar website, where we have collected all the announcements we’ve made to date around our methodology enhancements.

8.	Historically, Morningstar has provided data on the following: 1) number of new credit issues rated and 2) size of credit issues rated. I didn't see this info in the earnings release. Could you please provide the data for Q3‘19?

Now that DBRS Morningstar is a much larger entity with more asset classes in its portfolio relative to Morningstar Credit Ratings, we’re looking at the various metrics we can report that would be most useful to investors, and plan to share these over the coming quarters.

Capital Allocation

9.	Given the cash balance, why not reduce the amount of debt the company is currently carrying? Or, do you foresee opportunities to accretively deploy the excess cash?

We deployed $78 million of free cash flow and excess cash toward debt payments in the third quarter of 2019, resulting in $545 million of outstanding debt remaining on our balance sheet as of September 30, 2019.We continue to be focused on striking the right balance between organic growth, acquisitions, returning cash to shareholders and debt reduction. You should expect that we will continue to reduce our debt with excess cash over time, consistent with how we executed post the PitchBook acquisition. It is important for us to maintain a strong balance sheet in order to capitalize on future opportunities to grow the business. Also notable is the fact that of the $353 million cash and investment balance we carried as of September 30, 72% resides outside the U.S. and our regulated entities must maintain certain minimum capital thresholds. Consistent with how we executed last year, we are looking at repatriation strategies which could help accelerate the pace of our debt reduction over time.

Divestitures

10.	What investment did you sell in Q3’19 that resulted in the $14.4M benefit or EPS 0.33?

We sold the entirety of our minority stake in United Income, in which we initially invested in June 2016. United Income is an automated advice provider focused on the retirement market that has recently increased its assets under management through the acquisition of financial advisor practices.

11.	The earnings release states Morningstar generated $85.6M of free cash flow in Q3’19. Does this include any one-offs (e.g. proceeds from the equity investment disposal this quarter)?

Proceeds from divestitures are classified in cash from investing, not operations, and thus would not be included in our calculation of free cash flow, which we define as cash from operations less capital expenditures. Apart from the incremental cash generated from DBRS in the third quarter of 2019, there weren’t any other one-off items that would have impacted free cash flow.

Organic Revenue Growth

12.	Organic revenue, excluding one-time license fees, grew 10%, but organic Adj. EBIT, excluding the impact of one-time license fees and DBRS, declined by approximately -4%. In the past, these periods of greater operating expense investments (such as Q1’17) led to higher levels of organic revenue growth (“low single digits %” growth went to “high single digits %” growth by the end of 2017). Is this higher level of spend needed to maintain organic growth in a slowing environment or is it expected to accelerate growth?

Could you please also specify how much investment in core Morningstar depressed operating margins (adjusted to exclude DBRS & the non-recurring impact of an amended license agreement in the prior-year period)? I realize adjusted operating income (excluding the impact of DBRS acquisition, integration expenses, and the prior-year license amendment) was down $2.3M or 4.2%. Could you please quantify the impact of 1) higher compensation, 2) production expenses 3) stock-based compensation (Pitchbook) and 4) facilities?

In aggregate, higher compensation, production, stock-based compensation, and facilities represented over three-fourths of the year-over-year growth in underlying operating expense in Morningstar (excluding DBRS Morningstar). These investments are being made to support our growth initiatives. For example, compensation expense is largely driven by headcount increases in PitchBook and additional investments in our growth and innovation centers. Production expenses include increases in cloud-computing costs as we migrate our internal on-prem infrastructure and execute development of our web-based platforms. This category also includes expenses and subadvisory fees related to the Morningstar Funds Trust, part of Morningstar Managed Portfolios. Stock-based compensation increases are directly linked to the achievement of incentive targets in PitchBook management’s bonus plan as the team continues to demonstrate outsized growth. In the earnings release, we noted that stock-based compensation increased by $3.5 million in the quarter, which had a 6.8 percentage point impact on the underlying growth. Finally, higher facility expenses stem from an increasing need in certain geographic areas such as New York, Seattle, London, India, and China for additional office space.

It's also important to call out that while operating expense growth was higher in the third quarter of 2019 and margin was lower, free cash flow increased year-over-year by 42.2%, and 26.2% year-to-date. While the addition of DBRS supported some of this growth, our underlying performance and cash flow conversion remained strong.

13.	Key product growth was very strong at 16.6% organic growth compared to the adjusted organic growth rate of 10% for Morningstar as a whole. Is it reasonable to continue to see a 600-700bps spread between the key growth areas and the overall corporate growth rate?

It's fair to say that we do not manage the business to maintain a specific spread between our key growth areas and the remainder of the company. We believe these particular products and related end markets provide higher growth potential over the long run, and that is where much of our investment is focused. We would expect that these areas, in aggregate, will continue to generate higher relative growth over time.

Operating Profit

14.	How should we think about the growth of expenses versus revenue over the next four quarters?

While we don’t provide short term guidance on revenue or expense growth, there are certain factors that we believe may persist in the near-term. For example, we’ve been calling out four specific expense categories in recent quarters – compensation, production, facilities, and stock-based compensation– to support our growth initiatives and these are likely to remain main drivers of our expense growth. We are focused on striking the right balance between growth and margin in the short term, particularly when we believe we have opportunities to accelerate growth and execute our strategy. We look closely at the returns from the investments we are making in key areas. Right now, this is best evidenced by the higher rates of organic growth of our key investment areas, Morningstar Data, Morningstar Direct, Workplace Solutions, Morningstar Investment Management, DBRS Morningstar, and PitchBook, relative to the rest of Morningstar. Furthermore, we’ve seen year-over-year growth in free cash flow accelerate since 2017, which we view as a strong indicator that focusing on these areas is positioning our business well for longer-term value creation.

15.	What percentage does the six key growth areas represent of total EBITDA?

We don’t disclose EBITDA margin by product; however, it is helpful to analyze each product’s stage as part of Morningstar’s overall portfolio when analyzing their contributions to the whole. We’ve stated that our key product areas are those that we believe have outsize growth potential over time, whether that’s by supporting the growth of a fledgling product in our attempts to build scale and acquire customers or positioning well-established products to take advantage of attractive secular trends in key end-markets, or both. For example, it’s fair to say that Morningstar Data, Direct, and Workplace are all well-established products that have been a part of Morningstar’s portfolio for some time. All three products also benefit from high-switching costs and scale – advantages that tend to support higher margins relative to Morningstar’s portfolio in aggregate. Our pursuit of growth in these areas centers mainly on expanding our capabilities rather than making the heavy investments that are often necessary to build scale. PitchBook, Morningstar Investment Management, and DBRS Morningstar can still be considered relative newcomers to the Morningstar portfolio, and it’s fair to say that we are still investing for scale in PitchBook and Morningstar Investment Management. As such, it would be reasonable to assume lower margins for this product set relative to the rest of Morningstar’s portfolio; that said, we also expect margins in these areas to climb alongside revenue growth as operating leverage improves over time. DBRS Morningstar represents a mix of mature, well-established operations in Canada combined with emerging growth in U.S. and Europe. As such, DBRS Morningstar’s margin profile, as we’ve discussed elsewhere in the November Investor Q&A, is closer to Morningstar’s overall than our products with less maturity.

Asset-Based Revenue

16.	Workplace Solutions and Morningstar Investment Management revenue has grown at low-single-digit rates YTD. Is this disappointing? Given ongoing fee compression headwinds you highlighted in your earnings release, do you believe these products can return to ‘HSD%’ revenue growth as they did in 2017 and 2018? What were the main drivers of performance in Q3’19?

Year-to-date, positive equity market performance continues to be the key driver of growth in assets under management/advisement in our asset-based products. Within Managed Portfolios, our strategies reported positive net flows in the quarter; however, in a highly competitive environment and in the face of increased investor caution and risk aversion, we continued to experience a mix shift to lower-fee strategies within our offerings. Overall, we are disappointed with how the year has played out for us in this key product area, although our conviction in the secular move to the outsourcing of investment management by advisors remains firm.

Please also note that effects of the Q4 2018 market downturn carried forward into Q1 2019, given the lag in client reporting. This has impacted 2019 year-to-date revenue growth in Workplace Solutions. That said, despite this near-term impact, we continue to be excited about the future growth opportunity in the retirement space. We have seen asset growth in and client adoption of core services, such as Retirement Managed Accounts and Fiduciary Services. In addition, 2019 has been a good year to lay a solid foundation for one of our newest initiatives, Advisor Managed Accounts, which has already begun to build a solid new client base. It should be noted, too, that as with Morningstar Managed Portfolios, we are reducing costs for investors and that can weigh on our own near-term growth. That said, over the long-run, we expect that the ample opportunity we have to grow Workplace Solutions will have the concurrent benefit of helping even more investors reach their retirement goals.

License-Based Revenue

17.	We appreciate the detail you provide on revenue by product category and revenue type. Would you please break down the license-based revenue segmented by key customer groups so that we can get a better sense for revenue exposure by end-market? It would be helpful to understand the breakdown of license and subscription revenue by buyer segment (such as RIAs, broker/dealers, asset managers, financial institutions, workplace/retirement, private market/VC, etc.) or even use case (such as tools used by advisors and research/data used by asset managers and financial institutions). To the extent you can, please also provide commentary on relative growth by these segmentations, as it is helpful to understand which end-market segments and use cases are driving the license-based revenue growth.

Year-to-date, our license-based revenue can be attributed and approximated to the following client types: 40% advisor, 25% asset managers and 20% private market investors. The remainder is split between redistributors, retail investors, buyside investors, and the retirement market. We have not disclosed specific growth rates of revenue generated by each client type; however, it is fair to say that the three secular trends that we believe are important to Morningstar’s future growth resonate specifically with the advisor, asset manager, and private market customer segments, which represent the majority of our license-based revenue.

18.	In Q3’18, there was a $10.5M one-time license-based amendment fee. What product(s) within license-based revenue did this amendment fee relate to (e.g. Advisor Workstation, Direct, Data, Office)?

We choose not to disclose this due to competitive reasons.

ESG

19.	How does Morningstar leverage its relationship with Sustainalytics? How much data is shared between the organizations? Sustainalytics has a partnership with FTSE Russell to provide data for its indexes; how does that conflict or compete with your intent to grow Morningstar Indexes?

Morningstar is proud to partner with Sustainalytics, a leading global, pure-play ESG research firm that we admire for its ESG expertise, transparent methodologies, robust research processes, and committed team. For firms trying to serve ESG investors, Morningstar and Sustainalytics work together to deliver an end-to-end service of company level research and data, software, tools, and components for every workflow, all designed to bring clarity and transparency to the investment decision.

Morningstar is a 44% equity owner in Sustainalytics and has a single representative on the board of directors. Morningstar is highly committed to Sustainalytics’ expansion, coverage, and long-term growth as an ESG research firm. We do not comment on the commercial relationships that Sustainalytics maintains with its other customers, but we are supportive of Sustainalytics’ efforts to expand its business activities and provide institutional quality data and research to a wide range of customers including asset managers, asset owners, advisors, and index firms.

Morningstar is also a client of Sustainalytics. We license the Sustainalytics data in order to enrich our software, data, research, ratings, and tools offerings. Additionally, we license Sustainalytics data to power portions of our Morningstar Global Sustainability Indexes business. We also salute Sustainalytics’ leadership in the area of corporate social responsibility and are using Sustainalytics’ research framework to shape our own efforts in this area.

Morningstar Advisor Workstation

20.	Morningstar Advisor Workstation seems to have lagged growth in other license products such as Data and Direct. Why is this? Was there something unusual in the prior year that led to the challenging comparison in Q3’19?

The Advisor Workstation product is closely aligned with the broker dealer market in the U.S. As such, the Department of Labor’s Fiduciary Rule, which required that all advisors place the best-interest of their clients’ ahead of their own, helped us grow incremental revenue in 2017 and 2018 when broker dealers were preparing for the rule’s possible implementation.

In March 2018, the Fifth Circuit Court of Appeals vacated the DOL Fiduciary Rule (with the order finalized about three months later in June). Since then, some of our customers have been reducing their licenses related to best-interest workflows and solutions, such as 401k rollovers and our best-interest scorecard, from Advisor Workstation, which accounts for a large component of the variance. That said, because of the work we did for the DOL Fiduciary Rule, we were able to move quickly to help clients prepare for the new Regulation Best Interest: The Broker-Dealer Standard of Conduct rule (Reg BI). This rule was adopted by the Securities and Exchange Commission in June 2019 and will impact all broker-dealers, their business processes and compliance policies effective June 2020. Reg BI is now beginning to generate new client demand around best interest workflows accompanied by Advisor Workstation’s new goals-based planning capabilities that help advisors deliver personalized, best-interest advice.

More broadly, as a well-established part of Morningstar’s product portfolio, we estimate that Advisor Workstation already enjoys 38% market share in the North American advisor market; as such, our opportunity to grow the license base is constrained. Therefore, we are increasingly focusing on how to add more value to current customers through product enhancements. Just recently, we rolled out Morningstar GoalBridge, our new financial planning software, and we are now working on the next-generation Advisor Workstation 3.0 version which will include other enhancements such as a refreshed user interface, a web-based client portal with personal financial management capabilities, risk model/scoring and stress testing capabilities, real-time market monitoring, custom proposal generation reporting, a new Morningstar Research Portal for retail advisors, and new mobile apps for the iPhone and Android.

Morningstar Indexes

21.	Morningstar Indexes has shown impressive growth. Can you provide any additional detail on the major drivers of growth in assets linked to Morningstar Indexes? Since inception, what percentage of growth comes from your free offerings vs. your specialized indexes? Where do you believe you can take this opportunity longer term?

Our Index solutions have grown substantially in recent years and remain a focus area of investment for us. We have seen steady improvement since we started the business in 2002, though growth has spiked in the recent years as the business has scaled. A number of factors are at work here, including that we are benefitting from the secular shift from active to passive fund management. The growth of index funds and ETFs has increased demand for indexes that serve as the basis for passive investment vehicles. The primary revenue source for Morningstar Indexes is assets in investment products linked to our indexes.

There are two distinct type of solutions—beta and strategic beta. The total assets in the investment products linked to our indexes as of September 30, 2019 were $64B, up 41% year-over-year. Strategic beta offerings, which leverage proprietary Morningstar research and are higher margin, make up two-thirds of the assets. Beta products, which are cap-weighted market exposure indexes, are growing faster—up 42% year-over-year.

The beta indexes are part of the Open Index Project (OIP). We launched OIP three years ago to address an industry need to mitigate the rising cost of benchmarking. Since then, we have extended the application to index-linked product creation. We have seen a surge in demand from asset managers in embracing our beta indexes, across the globe. JP Morgan, Lyxor (the ETF arm of Société General) and National Bank of Canada are some of the largest issuers who have adopted Morningstar beta indexes for creating low-cost investment products. We believe that frustration with legacy providers’ high-cost models is rising and will continue to benefit us. If you’re among those feeling these effects, give us a call. We’re keen to help.

PitchBook

22.	Given the growth in Pitchbook, could you please provide an update on the profitability of this segment? Is it EBITDA positive yet?

Yes, PitchBook is EBITDA positive. We continue to be pleased with PitchBook’s financial performance and how the business has tracked relative to our expectations since the acquisition. While we’ve stated in the past that PitchBook’s margin profile is lower than our corporate average, it has a positive underlying contribution to our operating profit and generates strong free cash flow. Over time, we believe PitchBook will reach a similar operating margin profile as the rest of Morningstar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 8, 2019	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer